UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

THE MIDDLEBY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300 Registrant's telephone number, including area code:

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Agreement.

On February 28, 2005, The Middleby Corporation (the “Company”) agreed to grant options under the Company’s 1998 Stock Option Plan to the following officers of the Company: Mark A. Sieron, Phil D. Dolori, Martin M. Lindsay and Nestor Ibrahim (collectively, the “Officers,” and each, an “Officer”). Each of the Officers was granted the number of options (the “Options”) as set forth below to purchase the Company’s common stock at an exercise price of $53.93 per share, which was the closing price of the common stock on February 28, 2005.

Mark A. Sieron: 25,000 Options

Phil D. Dolori: 25,000 Options

Martin M. Lindsay: 10,000 Options

Nestor Ibrahim: 5,000 Options

The term of the Options is ten years. The vesting of the Options are subject to and dependent upon the Company obtaining certain performance targets. If an Officer’s employment is terminated, the Option may be exercised to the extent that portion of the Option is vested at the time of termination for a period following the termination date of one year if the termination was due to death or disability of the Officer and three months if the termination was for any other reason. The grant of Options remain subject to each Officer entering into a stock option agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated:	March 4, 2005	By:	/s/ Timothy J. FitzGerald

Timothy J. FitzGerald Vice President and Chief Financial Officer